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                                                                    EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]
                                                                Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984

FOR IMMEDIATE RELEASE
                              Contacts:   Gregory Reams
                                          Central Garden & Pet
                                          (925) 283-4573

                                          Paul Verbinnen/Debbie Miller
                                          Sard Verbinnen & Co.
                                          (212) 687-8080

         CENTRAL GARDEN & PET ACQUIRES NORCAL POTTERY PRODUCTS, INC.
                  AND PATIO PRODUCTS SALES ASSOCIATES, INC.

                      ---------------------------------

          LAFAYETTE, CALIFORNIA, JANUARY 4, 1999--Central Garden & Pet Company (NASDAQ: CENT), the nation's leading distributor of lawn and garden and pet
         ----
supplies, today announced that it has acquired Norcal Pottery Products, Inc., one of the country's leading importers and distributors of pottery products for the home and garden. Based in Northern California, Norcal, and its affiliate Patio Products Sales Associates, have annual sales of approximately $25 million and approximately 90 employees. Terms were not disclosed.

     "Norcal is an excellent strategic fit with Central as it offers products appealing to our target demographic in lawn and garden," said William E. Brown, Chairman and Chief Executive Officer of Central. "We believe that we can grow the business substantially by leveraging our nationwide distribution capabilities."

     Noting that Norcal's Chief Executive Officer and sole stockholder, Neil Pincus, would be joining Central and heading up its pottery group on a national basis, Brown added: "We are delighted that Neil Pincus and his customer-focused management group will be joining the Central team. They share our vision of the opportunities that joining forces with Central will create, and we are confident that they will be important contributors to Central's future success."

     Said Neil Pincus: "Norcal and Central will make a great combination. We are very excited about the prospect of combining forces to better serve our customers and our market."
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     Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development. Central also offers lines of proprietary branded products which include Pennington(R), Kaytee(R), TFH(R), Zodiac(R), and Four Paws(R) pet products, Island(R) aquariums, Matthews(R) redwood products and Grant's(R) ant control products.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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